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                                                       EXHIBIT 21



                        LINCOLN ELECTRIC HOLDINGS, INC.

                         SUBSIDIARIES OF THE REGISTRANT


The Registrant has only the following subsidiary, which is wholly owned by the
Registrant:

     Lincoln Electric Merger Co. - Ohio corporation